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             [SERVICE CORPORATION INTERNATIONAL NEWS RELEASE FORM]

FOR IMMEDIATE RELEASE

                       SERVICE CORPORATION INTERNATIONAL
               WITHDRAWS EXCHANGE OFFER FOR THE LOEWEN GROUP INC.

HOUSTON, TEXAS, January 7, 1997 . . . Service Corporation International (SCI), the world's largest funeral and cemetery company, announced today that it is withdrawing its exchange offer for The Loewen Group Inc. "The cumulative effect of actions taken by Loewen since our offer was announced, and the disclosure of details related to certain of Loewen's other transactions, have adversely impacted SCI's view of Loewen's value to SCI shareholders," said R.L. Waltrip, SCI Chairman and Chief Executive Officer. "Consequently, rather than reducing our offer, SCI has decided not to pursue the acquisition of Loewen at this time."

SCI indicated that several matters were material to its decision to withdraw the exchange offer. These included financial risks related to Loewen's recent acquisition program; risks related to the recent Prime Succession and Rose Hills transactions; costs associated with Loewen's lucrative golden parachutes, retention bonuses and other severance packages; and uncertainties as to the extent of divestitures that may be required to complete the transaction.

"SCI has produced a record of consistent earnings per share growth since 1989 that ranks in the top 2% of the S&P 500 and intends to continue to pursue strategic transactions that add to shareholder value," said L. William Heiligbrodt, SCI President and Chief Operating Officer.

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SCI/Loewen - Page 2

"We continue to believe that a merger of SCI and Loewen could be beneficial to the shareholders of both companies. However, in light of the actions that Loewen has taken and the information that we have learned subsequent to the announcement of our offer, we believe that pursuit of Loewen at this time, at the values set forth in our exchange offer, would pose an unacceptable risk to the SCI shareholders. Accordingly, we have determined not to jeopardize our consistent earnings record by continuing to pursue the current transaction."

Service Corporation International is the largest funeral and cemetery organization in the world, with 2,864 funeral service locations, 335 cemeteries and 147 crematoria as of September 30, 1996. SCI provides funeral and cemetery services in North America, Europe and the Pacific Rim. SCI's stock is traded on the New York Stock Exchange. The company's ticker symbol is SRV.

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For additional information contact:

Todd Matherne, Vice President Investor Relations (713) 525-5243
102121.2653@compuserve.com